February 28, 2015

WAIVER LETTER

AMG Funds I (the “Trust”)

800 Connecticut Avenue

Norwalk, Connecticut 06854

Re: Investment Management Fee Waiver

Ladies and Gentlemen:

This Waiver Letter documents an undertaking by AMG Funds LLC (the “Adviser”) to waive a portion of its investment management fee charged to AMG GW&K Core Bond Fund (formerly AMG Managers Total Return Bond Fund), a series of the Trust (the “Fund”), under an Investment Management Agreement between the Adviser and the Trust dated as of July 31, 2003, and as amended through the date hereof (the “Investment Management Agreement”).

The Adviser hereby undertakes to waive a portion of the investment management fee it charges to the Fund under the Investment Management Agreement, such that the investment management fee, expressed as a percentage of the average daily net assets of the Fund, that is charged to the Fund is limited to an annual rate of 0.30% effective as of February 28, 2015.

This waiver shall continue until the earlier of (i) the mutual agreement of the Adviser and the Board of Trustees of the Trust or (ii) such time that the Investment Management Agreement terminates with respect to the Fund.

A copy of the Amended and Restated Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust or the Fund.

Sincerely,

AMG FUNDS LLC

By:	/s/ Keitha L. Kinne
	Name:	Keitha L. Kinne
	Title:	Chief Operating Officer
	Date:	February 28, 2015

ACKNOWLEDGED AND ACCEPTED

AMG Funds I

By:	/s/ Donald S. Rumery
	Name:	Donald S. Rumery
	Title:	Treasurer, Chief Financial Officer, and Principal Financial Officer
	Date:	February 28, 2015